                                                                    EXHIBIT 12-1


               MICHIGAN CONSOLIDATED GAS COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)



                                             Twelve Months Ended                       Year Ended December 31,
                                             -------------------     -----------------------------------------------------------
                                                March 31, 1998         1997         1996         1995        1994         1993
                                                --------------       --------     --------     --------    --------     --------
EARNINGS AS DEFINED (1)
Net Income .................................       $129,786          $125,630     $122,239     $112,727    $ 89,707     $ 93,315
Fixed charges ..............................         59,788            57,905       53,831       45,637      39,663       36,231
                                                   --------          --------     --------     --------    --------     --------
  Earnings as defined ......................       $189,574          $183,535     $176,070     $158,364    $129,370     $129,546
                                                   --------          --------     --------     --------    --------     --------

FIXED CHARGES AS DEFINED (1)
Interest on long-term debt .................       $ 48,442          $ 47,024     $ 43,163     $ 35,820    $ 27,948     $ 25,594
Interest on other borrowed funds ...........          9,030             8,664        8,012        7,053       9,093        7,961
Amortization of debt discounts, premium
  and expense ..............................          1,006             1,032        1,081          996         950        1,057
Interest implicit in rentals (2) ...........          1,310             1,185        1,575        1,768       1,672        1,619
                                                   --------          --------     --------     --------    --------     --------

  Fixed charges as defined .................       $ 59,788          $ 57,905     $ 53,831     $ 45,637    $ 39,663     $ 36,231
                                                   --------          --------     --------     --------    --------     --------
Ratio of Earnings to Fixed Charges .........           3.17              3.17         3.27         3.47        3.26         3.58
                                                       ----              ----         ----         ----        ----         ----

--------------

Notes:
(1)  Earnings and fixed charges are defined and computed in accordance with
     Item 3 of Form S-3.
(2) This amount is estimated to be a reasonable approximation of the interest portion of rentals.

MichCon is a guarantor of certain other debt. Fixed charges related to such debt are deemed to be immaterial and therefore have been excluded from the above ratios.